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                                                                      Exhibit 23



                              ACCOUNTANTS' CONSENT

The Board of Directors
SPACEHAB, Incorporated:

We consent to incorporation by reference in the registration statements (Nos. 333-3634, 333-3636, and 333-3638) on Form S-8 of SPACEHAB, Incorporated of our report dated August 5, 1996, except as to note 4 which is as of August 20, 1996, relating to the balance sheets of SPACEHAB, Incorporated as of September 30, 1995 and June 30, 1996, and the related statements of income, stockholders' equity (deficit), and cash flows for the years ended September 30, 1994 and 1995 and the nine months ended June 30, 1996, which report appears in the June 30, 1996 annual report on Form 10-K of SPACEHAB, Incorporated.



                                        KPMG Peat Marwick LLP

Washington, D.C.
September 16, 1996